Exhibit 2.1

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (this "Agreement") is made and entered into as of December 31. 2007 by and between Game Plan Holdings, Cantle, a corporation formed under the laws of the country of Canada ("Game Plan Canada"), Game Plan Holdings, USA, a corporation formed under the laws of the state of Nevada ("Game Plan USA"), 100% of the shareholders of Game Plan Canada (the "Canadian Shareholders") and 100% of the shareholders of Game Plan USA (the "American Shareholders"). Game Plan Canada, Game Plan USA, the Canadian Shareholders and the American Shareholders shall sometimes be collectively referred to herein as the "Parties". Lawrence W. Horwitz hereby executes this Agreement on behalf of each of the American Shareholders pursuant to a valid Power of Attorney. Christina Mabanta hereby executes this Agreement on behalf of each of the Canadian Shareholders to a valid Power of Attorney.

PREAMBLE:

WHEREAS attached hereto as Exhibit A is a list of the Canadian Shareholders and attached hereto as Exhibit B is a list of the American Shareholders. The shares held by the Canadian Shareholders shall be referred to herein as the Canadian Shares and the shares held by the American Shareholders shall be referred to herein as the American Shares; and

WHEREAS, Game Plan USA is the owner and operator of the website located at www.hazzsports.com (the "website").

WHEREAS, the Canadian Shareholders have provided certain investment capital to finance the development and operation of  the Website;

WHEREAS, the Parties desire to reorganize the capital structure of Game Plan Canada and Game Plan USA exchanging all Canadian Shares for American Shares.

NOW THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

WITNESSETH:

ARTICLE ONE
REORGANIZATION AND EXCHANGE

1.1	Reorganization of Game P lan US A.

Game Plan USA presently has 22,000,000 shares issued and outstanding, 18,480,000 of which is held by Erie Schmidt and Lawrence Horwitz. Upon execution of this Agreement, the American Shareholders agree that they shall cancel 8,180,000 shares held by Messrs. Eric Schmidt and Lawrence Horwitz, resulting in Game Plan USA having 13,820,000 shares issued and outstanding (10,300,000 of which. to be held by Messrs. Horwitz and Schmidt). Messrs. Schmidt and Horwitz shall each transfer 1 million shares (2 million in the aggregate) to Charles Hazzard, resulting in their having 8,300,000 shares prior to the exchange of stock with the Canadian Shareholders. The balance of the American Shares, comprised of 3,520,000, is held by 32 American Shareholders.

1.2	Exchange of Stock.

(a)Game Plan Canada presently has 11,070,000 Canadian Shares issued and outstanding, comprised of 8 million Canadian Shares issued to Christina Mabanta and 3,070,000 shares issued to additional Canadian Shareholders.  The American Shareholders agree that they shall exchange 8,000,000 of the 8,300,000 held by Messrs. Horwitz and Schmidt in exchange for the 8,000,000 Canadian Shares held by Christina Mabanta. Horwitz and Schmidt shall retain the 300,000 remaining shares. Each of the Canadian Shareholders shall each exchange 'their shares (2,945,000 Canadian Shares) in exchange for 2,945,000 American Shares from the 32 American. Shareholders, other than Messrs, Schmidt and Horwitz. Each of these 32 American Shareholders shall retain 1000 shares.

(b) Upon completion of the Game Plan USA. Reorganization and the Exchange of the Canadian Shares, the shareholder composition of Game. Plan USA. shall be as follows:

Christina Mabanta	8,000,000
Charles Hazard	2,000,000
Present Game Plan USA Shareholders	332,000
Present Game Plan Canada Shareholders	3,070,000
Total Shares	13,402,000
Total Number of Shareholders	71 Shareholders

The 418,000 American Shares held by the American Shareholders which are not either retained by the American Shareholders or exchanged with the Canadian Shareholders, shall be canceled.

(c)          Upon completion of the Game Plan USA Reorganization and the Exchange of the Canadian  Shares, of the Canadian Shares shall be cancelled and all assets held by Game Plan Canada shall be assigned  to Game Plan USA.

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES

2.1The American Shareholders each represents as to such American Shareholder only, that:

(a)        American Shareholder is the record and beneficial owner of the American Shares free and clear of all liens, encumbrances, purchase right; claims. pledges, mortgages, security interests, or other limitations or restrictions whatsoever. American Shareholder is not subject to, or a party to any Articles of Incorporation or Bylaws provisions, shareholder control agreement; buy-off agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the voting, sale or other disposition of such American Shares.

(b)        American Shareholder has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to valid, lawful and marketable title to suck American. Shares to be assigned and transferred by American. Shareholder pursuant to this Agreement, American Shareholder represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenter; tease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to such American Shareholder.

(c)        Upon delivery of certificates representing all of American Shareholder's American Shares, Purchaser will acquire lawful, valid and marketable title to such American Shares free and clear of all liens; encumbrances, purchase rights. claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

(d)        American Shareholder is not presently a party to or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement.

2.2              The Canadian Shareholders each represent as to such Canadian Shareholders only, that

(a)         Canadian Shareholder is the record and beneficial owner of the Canadian Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges., mortgages, security interests, or other limitations or restrictions whatsoever. Canadian Shareholder is not subject to, or a party to, any Articles of Incorporation or Bylaws provisions, shareholder control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the voting, sale or other disposition of such Canadian Shares.

(b)        Canadian Shareholder has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to valid, lawful and marketable title to such Canadian. Shares to be assigned and transferred by Canadian Shareholder pursuant to this Agreement. Canadian Shareholder represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, control, agreement, deed of trust, indenture, tense or other instrument or any federal, state or local -statute, law, ordinance, rule, or regulation applicable to such Canadian Shareholder,

(c)        Upon delivery of certificates representing all of Canadian Shareholders Canadian Shares, Purchaser will require lawful, valid and marketable title to such Canadian Shares free and dear of all liens, encumbrances, purchase rights, claims, pledges; mortgages; security interests, or other limitations or -restrictions whatsoever.

(d)        Canadian Shareholder is not presently a party to or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any order or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement.

ARTICLE THREE
MISCELLANEOHS

3.1	Amendment

No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, subscribed by the party against which such modification, waiver, amendment, discharge or change is sought.

3.2	Merger

This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein, and shall be of no force or effect.

3.3	Survival

The several representations, warranties and covenants of the Parties contained herein shall survive the execution of and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any party,

3.4	Severability

If any provision or any portion of any provision of this Agreement, other than one of the conditions precedent, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the applications of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or-unenforceable, shall not be affected thereby.

3.5	Benefit of Agreement

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assign; personal representatives, estate, heirs and legatees.

3.6	Captions

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of the Agreement or the intent of any provisions hereof,

3.7	Number and Gender

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and assigns may require.

3.8	Further Assurances

The Parties agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such debts, assignments, transfers, conveyances, powers of attorney, assurances, Shares certificates and other documents, as may, from time to lime, be required herein to effect the intent and purpose of this Agreement.

3.9	Status

Nothing in this Agreement shall be construed a partnership, joint venture, employer-employee relationship, lessor-lessee relationship, or principal-agent relationship; but, rather, the relationship established pursuant hereto in that of Purchaser and Seller.

3.10	Counterparts

This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

3.11	Conflict of Interest

Lawrence W. Horwitz is an attorney who has represented the Game Plan Ameriea, as well as certain ' certain shareholders of Game Plan Canada. Mr. Horwitz is also a major shareholder of Game Plan America. In this regard, Mr. Horwitz and his law firm have a conflict of interest in advising any party to execute this Agreement or to effect the transactions contemplated -hereby. In this regard, All Parties are advised to seek independent legal counsel, as Mr. Horwitz has also drafted this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

GAME PLAN HOLDINGS, USA	GAME PLAN HOLDINGS, CANADA
By: /s/ Charles Hazzard	By: /s/ Concepcion Mabanta
TITLE: President	Concepcion Mabanta, Pres.

AMERICAN SHAREHOLDERS	CANADIAN SHAREHOLDERS

/s/ Lawrence W. Horwitz	/s/ Christina Mabanta
Lawrence W. Horwitz, Attorney in Fact	Christina Mabanta, Attorney in Fact

EXHIBIT"A"
CANADIAN SHAREHOLDERS

Shareholder	Number of Shares
Christina Mabanta	8,000,000 Shares
Concepcion Mabanta	350,000 Shares
Justin Mabanta	350,000 Shares
Melissa Mabanta	350,000 Shares
Fausto Mabanta	250,000 Shares
Fauscom Investments Ltd,	350,000 Shares
Francisco Ma	100,000 Shares
Concepcion Industries Inc.	150,000 Shares
Doreen Acton	50,000 Shares
Derek Lanser	20,000 Shares
Ray Kirkpatrick	15,000 Shares
Suyong You	15,000 Shares
Matthew Jong	100,000 Shares
Bell Torres	20,000 Shares
Marilyn Sutherland	20,000 Shams
Harry W. White	10,040 Shares
Barry J. Lee	10,000 Shams
Victor L. Yokai	15,000 Shares
Richard Katz	20,000 Shares
Sandra J. Bowell	300,000 Shares
Earl Fritz	20,000 Shares
David Scott Clegg	25,000 Shares
Redcroft Consulting	30,000 Shares
Fraser Inouye	30,000 Shares
Garrick Boyd	30,000 Shares
Lawrence J. Redlinger	20,000 Shares
Kenneth Kucina	15,000 Shares
Jan Ferrante	30,000 Shares
Anitha Vasireddi	100,000 Shares
Brian E. Sims	100,000 Shares
Robert Jerhoff	50,000 Shams
Concepcion Industries	50,000 Shares
Rob Jerhoff	50,000 shares
Paddy Wong	25,000 Shares
TOTAL	11,070,000 Shares

EXHIBIT "B"
AMERICAN SHAREHOLDERS

Shareholder	Number of Shares

Lawrence W. Horwitz	9,240,000 Shares
Eric Schmidt	9,240,000 Shares
Hank Alberts	110,000 Shares
Gene Barr	110,000 Shares
John Bates	110,000 Shares
Mark W. Bullard	110,000 Shares
Max Clark	110,000 Shares
Sue Clark	110,040 Shares
Alejandro Diaz	110,000 Shares
Churk Feingold	110,000 Shares
Ulrich Gottschling	110,000 Shares
Bernard C. Jasper	110,000 Shares
Matt Jennings	110,000 Shares
Robert Jennings	110,000 Shares
Robert Jewell	110,000 Shares
David Keleman	110,000 Shares
Mark Molennar	110,000 Shares
Ken Oppeltz	110,000 Shares
Robert Orcott	110,000 Shares
Brady Osmond	110,000 Shares
Ron Osmand	110,000 Shares
Todd Palmer	110,000 Shares
John Panasuk.	110,000 Shares
Fern Petit	110,000 Shares
Jack Sanders	110,000 Shares
John Schmidt	110,000 Shares
Ross Seymour	110,000 Shares
Kevin Sutherland	110,000 Shares
Tim & Stephanie Tilton	110,009 Shares
Eddie Wenrick	110,000 Shares
Arianne Westby	110,000 Shares
Paul Westby	110,000 Shares
John & Shawna Williams	110,000 Shares
Dale Zack	110,000 Shares
TOTAL.	22,000,000 Shares